Exhibit 10.2

EXCLUSIVE TECHNOLOGY LICENSE AGREEMENT

THIS TECHNOLOGY LICENSE AGREEMENT (hereinafter referred to as this “Agreement”) is hereby made and entered as of August 25, 2014 (hereinafter referred to as the “Effective Date”) by and between Qualipride International, Inc. a Chinese company Chinese domiciled at 93-1 Xinjian Middle Road, Zhoucun, Zibo, Shandong 255300, Mr. Dong Yuejin, and Mr. Guo Yuxiao, an individual with ID No. 610403196202250019, with work address of 26 Xinong Road, Yangling, Shaanxi, China (collectively and hereinafter referred to as the “Licensor”) and Stevia First Corp., a Nevada corporation (hereinafter referred to as the “Licensee”), of 5225 Carlson Road, Yuba City, California 95993 USA.

For purposes of this Agreement, the Licensor is represented by Qualipride International Ltd. and Mr. Dong Yuejin, domiciled at 93-1 Xinjian Middle Road, Zhoucun, Zibo, Shandong 255300, China.

WHEREAS, Licensor has invented or possesses the rights to the inventions previously disclosed by Licensor to Licensee (the “Methods and Designs”), related to methods and designs for stevia extraction and purification capable of producing annually more than 150 tons of stevia extract with total steviol glycosides greater than 95% (“TSG95”), or capable of annual production of 50 metric tons of stevia extract with greater than 97% Reb A (“RA97”), or alternatively capable of production of more than 80 metric tons annually of stevia extract with greater than 80% Reb A (“RA80”), according to international Food Chemicals Codex (‘FCC”) and Joint FAO/WHO Expert Committee on Food Additives (“JECFA”) standards for product quality and purity. The total cost of equipment for this facility is estimated at USD$2.55 million;

WHEREAS, Licensee desires to obtain from Licensor, and Licensor desires to grant to Licensee, pursuant to the terms and conditions herein, a license in and to such methods and designs and any and all technology related thereto.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1.	DEFINITIONS

1.1	Methods and Designs. The term “Methods and Designs” as used in this Agreement shall mean those Methods and Designs owned by Licensor with certain details and performance specifications as previously disclosed by Licensor to Licensee. The use of the plural may be substituted by the use of the singular where necessary for interpretation of the terms of this Agreement.

1.2	Performance Specifications. The term “Performance Specifications” shall mean those performance specifications related to the process and facility designs as previously disclosed by Licensor to Licensee.

1.3	Technology. The term “Technology” as used in this Agreement shall mean all information, data and know-how, including, but not limited to, inventions, creations, ideas, discoveries, copyrights, mask works, programs, and trade secrets, in whatever form or medium, owned or developed by Licensor, relating to the Methods and Designs, and all improvements, modifications, enhancements, refinements and the like thereto (whether patentable or unpatentable) owned or developed by Licensor, and all United States and foreign patent applications and patents, whether filed or issued now or in the future, with respect thereto.

1.3	“Licensed Territory” means the world outside China, including the major markets of the United States, Europe, and Japan.

1.4	“Exclusive License” means that, subject to any provisions to the contrary in this Agreement, Licensor shall not grant further licenses in the Licensed Territory, nor make any disclosure to third parties in the Licensed Territory related to the Methods and Designs.

1.5	“Facility” means a stevia production facility in California with an initial production capability of more than 1 metric ton each of TSG95, RA80, and RA97 stevia extracts, and which meets all specifications described in Appendix A, with the final products meeting international FCC and JECFA standards for stevia extract product quality and purity.

2	GRANT OF LICENSE

Licensor hereby grants to Licensee an Exclusive License (including the right to grant sublicenses) in and to the Methods and Designs and the Technology, within the Licensed Territory, from the Effective Date, for any purpose.

3	FEES

3.1 Royalty. As consideration for the license granted hereunder, Licensee shall pay a royalty to Licensor equal to $1.00 for each kilogram of TSG95, $1.50 for each kilogram of RA80, and $2 for each kilogram of RA97 produced at the Facility that uses the Methods and Designs and meets the Performance Specifications during the period beginning on the Effective Date and ending on the 12-year anniversary of the Effective Date and that is stored as a finished product. The royalty amount will be reduced by any amounts found payable to third parties by the Company in order to use the Technology to produce products.

3.2 Cash Fee. Licensor will receive a cash fee of $300,000 after technology transfer and after the project has been financed with more than $2.55 million; a cash fee of $300,000 once the Facility is operational and meets the Methods and Designs and Performance Specifications for production of more than 1 metric ton each of TSG95, RA80, and RA97 stevia extracts; and a cash fee of $100,000 once the Facility has been operational for more than six months meeting all Methods and Designs and Performance Specifications.

4	WARRANTIES

4.1 Authority. Licensor represents and warrants that it has full power and authority to execute and deliver this Agreement to grant the license granted herein and to perform its obligations hereunder, and that Qualipride International and Mr. Dong Yuejin represents and warrants it has full power and authority to execute and delivery this Agreement on behalf of Licensor.

4.2 Negation of Warranties. Nothing in this Agreement is or shall be construed as:

(a) A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted or contemplated by this Agreement is or will be free from infringement of patents, copyright, and other rights of third Parties;

(b) An obligation to bring or prosecute actions or suit against third parties for infringement, except to the extent and in the circumstances described in Article 8; or

(c) An obligation to furnish any technology or technological information other than that contemplated herein.

4.3 Except as expressly set forth is this Agreement, Licensor MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE LICENSED PRODUCTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

5	CONFIDENTIALITY

5.1 Obligation. Licensor and Licensee each acknowledge that this Agreement may require the disclosure by the other to it of the other’s confidential and proprietary information (“Confidential Information”). Licensor and Licensee each shall at all times regard and preserve such Confidential Information as secret and confidential and shall not publish or disclose any of such Confidential Information in any manner to any third party without the prior written consent of the other party in each instance, which consent may not be unreasonably withheld.

5.2 Non-Confidential Information. The following shall not be considered to be Confidential Information: (i) information that is publicly known or which becomes publicly known through no fault of either party; (ii) information that is lawfully obtained by either party from a third party (which itself lawfully obtained the Confidential Information and has no obligation of confidentiality); and (iii) information that is in the lawful possession of a party, as documented by its records, prior to such information having been initially disclosed by the other party. Licensor and Licensee shall bear the burden of proof with respect to establishing that any of its claimed Confidential Information falls within any of the foregoing exceptions.

5.3 Publication. The Licensor shall not publish or arrange for the publication in any scientific, trade or other publication information concerning the Technology or the Methods and Designs without the Licensor’s prior written consent in each instance.

5.4 Injunctive Relief. Licensor and Licensee each acknowledges that in the event of any breach or default by it of this Article 6, the other party, in addition to any other available rights or remedies, shall be entitled to specific performance, injunctive relief and any other equitable remedy.

6	INFRINGEMENT

In the event that either party learns of facts which it concludes might constitute an actual, threatened or alleged infringement (“Infringement”) of any of Licensor’s or Licensee’s rights in or to the Methods and Designs or the Technology by any third party, the party, learning of such facts shall promptly notify the other party in writing, setting forth such facts and the basis for its conclusion, and shall include in such notice any other reasonably available evidence in support thereof. The Infringement shall be treated as follows:

6.1 Pursuit by Licensee. Licensee shall have the right, but not the obligation, to take all appropriate action against the infringing party and Licensee shall pay all costs and expenses (including, without limitation, attorneys’ fees and costs of investigation and experts) incurred in connection with such action. Any legal counsel engaged by Licensee shall be reasonably satisfactory to Licensor. Licensor, at Licensee’s expense, shall have the right to participate in, and, to the extent that it may wish, to jointly assume the prosecution of such action with counsel reasonably satisfactory to Licensee. Licensee shall obtain the consent of Licensor prior to settling any such action. If Licensee shall fail to take all appropriate action as specified hereunder, then Licensor shall have the right to take such action at Licensor’s expense.

6.2 Equitable Relief. Any equitable relief, including, without limitation, declaratory and injunctive relief, whether or not obtained in conjunction with the recovery of monetary damages, shall inure to the benefit of both Licensor and Licensee.

6.3 Nominal Plaintiff. Notwithstanding any provision of this Article 7, in the event any infringement action, suit or proceeding is brought hereunder by either party to enforce any rights in or to the Methods and Designs or the Technology, each party, if legally necessary, shall, upon the written request of the other party, be named, joined and participate therein as a nominal plaintiff.

7	TERMINATION

7.1 Licensee may terminate this Agreement only by giving Licensor notice, in writing at least forty-five days in advance of the effective date of the proposed termination selected by Licensee, of good cause for termination of this Agreement, and Licensor fails to remedy any such cause within thirty days after such notice. For the purposes of this Section 8.1, the term “good cause” shall mean the failure or breach of any representation or warranty made by Licensor in Article 4 of this Agreement, with the exception that Licensee shall be deemed to have waived any misrepresentation or breach of representation or warranty of which such party had knowledge before the Effective Date of this Agreement.

7.2 Licensor may terminate this Agreement by giving Licensee notice, in writing at least forty-five days in advance of the effective date of the proposed termination selected by Licensor, if on the one year anniversary of the Effective Date, Licensor has not obtained at least $2.55 million in financing to fund the construction of the Facility.

7.3 Surviving any termination are:

(a) Any cause of action or claim of Licensee or Licensor, accrued or to accrue, because of any breach or default by the other party; and

(b) All of Licensee’s covenants and agreements contained herein with respect to confidentiality and secrecy.

8	SUBLICENSES

8.1 Licensee may grant sublicenses during the term of the Exclusive License of any Methods and Designs or Technology contemplated hereunder as set forth herein, including a sub-license to companies engaged in the production of stevia as an affiliate or commercial partner of Licensee.

8.2 If Licensee is unable or unwilling to serve or develop any of the Methods and Designs or Technology contemplated hereunder and for which there are willing sublicensees, Licensee will negotiate in good faith all necessary sublicenses hereunder.

Any such sublicenses also shall expressly include the provisions of all Articles of this Agreement for the benefit of Licensor and provide for the transfer of all obligations, including the payment of royalties specified in such sublicenses, to Licensor or its designee, in the event that this Agreement is terminated.

9	FAILURE TO EXPLOIT THE METHODS AND DESIGNS

If Licensee fails to obtain financing of greater than $2.55 million within 12 months of the Effecive Date then the Exclusive License granted by Licensor to Licensee pursuant to Article 2 shall revert to Licensor.

10	NOTICES

All notices under this Agreement shall be deemed to have been fully given when done in writing and deposited in the United States mail, registered or certified, sent to the addresses as specified in the first paragraph of this Agreement. Either party may change its address upon written notice to the other party.

11	CONSTRUCTION

11.1 This Agreement shall be governed by the laws of the United States and of the state of California applicable to agreements negotiated, executed and performed wholly within California.

11.2 The failure of Licensor to enforce at any time any of the provisions of this Agreement, or any rights in respect thereto, or to exercise any election herein provided, shall in no way be considered to be a waiver of such provisions, rights, or elections or in any way to affect the validity of this Agreement.

11.3 It is mutually agreed that this Agreement contains the entire Agreement between the parties hereto applying to the matters herein contained, and that the same has been entered into in reliance upon only the provision contained herein and not upon any representations by either of the parties; that this Agreement shall supersede all representations, agreements, statements and understandings relating to such matters made prior to execution of his Agreement, and that this Agreement can only be amended by an agreement in writing executed by all of the parties hereto.

11.4 The rule of construction that an agreement shall be interpreted against the drafting party shall not apply to this Agreement. In this Agreement, whenever the context so requires, the masculine, feminine or neuter gender, and the singular or plural number or tense, shall include the others.

12	ASSIGNMENT

This Agreement may not be assigned.

13	SEVERABILITY

If any provision of this Agreement is determined to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, then to the extent necessary to make such provision and/or this Agreement legal, valid or otherwise shall be limited, construed or severed and deleted from this Agreement, and the remaining portion of such provision and the remaining other provisions hereof shall survive, remain in full force and effect and continue to be binding, and shall be interpreted to give effect to the intention of the parties insofar as that is possible.

14	AMENDMENT AND WAIVER

Neither this Agreement nor any of its provisions may be amended, changed, modified or waived except in a writing duly executed by the party to be bound thereby.

15	FURTHER ASSURANCES

The parties shall shall execute any and all additional documents and instruments and shall take any and all other actions necessary or desirable to carry out the intent and purpose of this Agreement.

16	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall together constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representative.

QUALIPRIDE INTERNATIONAL

/s/ Dong Yuejin

By: Dong Yuejin

DONG YUEJIN

/s/ Dong Yuejin

GUO YUXIAO

/s/ Dong Yuejin, as attorney-in-fact

STEVIA FIRST CORP.

/s/ Robert Brooke

By: Robert Brooke